EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lument Finance Trust, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-211027 and No. 333-215234) on Form S-3 of Lument Finance Trust, Inc. and subsidiaries of our reports dated March 15, 2021, with respect to the consolidated balance sheets of Lument Finance Trust, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in equity, and cash flows for the years then ended, and the related notes and financial statement schedule IV - Mortgage Loans on Real Estate as f December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Lument Finance Trust, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
March 15, 2021